EXHIBIT 10.1



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                            ASSET PURCHASE AGREEMENT



                                     between

                               RMK HOLDINGS, LLC,


                                 LOGISOFT CORP.


                                       and


                             ESTOREFRONTS.NET CORP.



                           Dated as of April 26, 2005



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1             THE SALE.................................................1

         1.1      Transfer of Assets...........................................1

         1.2      Purchased Assets.............................................1

         1.3      Retained Assets..............................................2

         1.4      Assumption of Liabilities....................................2

         1.5      Procedures for Contracts Not Transferable....................3

ARTICLE 2             PURCHASE PRICE; CLOSING..................................3

         2.1      Purchase Price...............................................3

         2.2      Manner of Payment............................................3

         2.3      Allocation of Purchase Price.................................5

         2.4      The Closing..................................................5

         2.5      Deliveries by Sellers........................................5

         2.6      Deliveries by Buyer..........................................6

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF SELLERS................7

         3.1      Organization.................................................7

         3.2      Authorization; Enforceability................................7

         3.3      Consent and Approvals; No Violations.........................7

         3.4      Financial Statements.........................................8

         3.5      Absence of Certain Changes or Events.........................8

         3.6      Real Property................................................8

         3.7      Zoning and other Governmental Actions........................9

         3.8      Assumed Contracts............................................9

         3.9      Litigation...................................................9

         3.10     Taxes.......................................................10

         3.11     Compliance with Laws........................................10

         3.12     Title to Assets.............................................11

         3.13     Environmental Matters.......................................11

         3.14     Liabilities.................................................12

         3.15     Sufficiency/Condition of Purchased Assets...................12

         3.16     Permits.....................................................12


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                                TABLE OF CONTENTS

                                                                            Page

         3.17     Employment Matters..........................................13

         3.18     Insurance...................................................13

         3.19     Accounts Receivable.........................................14

         3.20     Full Disclosure.............................................14

         3.21     Brokers.....................................................14

         3.22     Intellectual Property Assets................................14

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF BUYER.................15

         4.1      Organization................................................15

         4.2      Authorization; Enforceability...............................15

         4.3      Consents and Approvals......................................15

         4.4      Litigation..................................................15

         4.5      Knowledge of Breach by Sellers..............................15

ARTICLE 5             COVENANTS OF THE PARTIES................................16

         5.1      Conduct of Business.........................................16

         5.2      Financial Statements........................................16

         5.3      Access to Information.......................................16

         5.4      Further Assurances..........................................16

         5.5      Consummation of Agreement...................................17

         5.6      Employees; Employee Benefits................................17

         5.7      Use of Certain Names........................................17

         5.8      Balance Sheet Accruals......................................17

         5.9      Use of Proceeds.............................................17

         5.10     No Other Negotiations.......................................18

ARTICLE 6             CLOSING CONDITIONS......................................18

         6.1      Mutual Conditions...........................................18

         6.2      Conditions to the Obligations of Sellers....................18

         6.3      Conditions to the Obligations of Buyer......................18

ARTICLE 7             LIMITED SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION....19

         7.1      Survival of Representations.................................19


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                                TABLE OF CONTENTS

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         7.2      Sellers' Agreement to Indemnify.............................20

         7.3      Buyer's Agreement to Indemnify..............................20

         7.4      Limitations.................................................21

         7.5      Third-Party Claims..........................................21

         7.6      Exclusive Remedy............................................22

         7.7      Arbitration; Jurisdiction; Service of Process...............22

ARTICLE 8             TERMINATION.............................................23

         8.1      Termination.................................................23

         8.2      Procedure and Effect of Termination or Failure to Close.....24

ARTICLE 9             MISCELLANEOUS PROVISIONS................................24

         9.1      Expenses and Prorations.....................................24

         9.2      Amendment and Modification..................................25

         9.3      Waiver of Compliance; Consents..............................25

         9.4      Notices.....................................................25

         9.5      Binding Agreement; Assignment...............................26

         9.6      No Rights in Third Parties..................................26

         9.7      Governing Law...............................................26

         9.8      Counterparts................................................26

         9.9      Interpretation..............................................26

         9.10     Confidentiality.............................................26

         9.11     Entire Agreement............................................27


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


Exhibits

Exhibit A             December 31, 2004 Balance Sheet
Exhibit B             Form of Bill of Sale
Exhibit C             Form of Assignment and Assumption of Agreement
Exhibit D             Confidentiality Agreement
Exhibit E             Noncompetition Agreement


Schedules

Schedule 1.2(a)       Tangible Personal Property
Schedule 1.2(b)       Assumed Contracts
Schedule 1.2(c)       Intellectual Property Assets
Schedule 1.2(d)       Leased Real Property
Schedule 1.2(e)       Accounts Receivable
Schedule 1.3          Retained Assets
Schedule 3.4          Financial Statements
Schedule 3.5          Certain Changes or Events
Schedule 3.7          Zoning and Other Governmental Actions
Schedule 3.8          Assumed Contracts
Schedule 3.9          Litigation
Schedule 3.12         Title to Assets
Schedule 3.13         Environmental Matters
Schedule 3.14         Liabilities
Schedule 3.15         Inventory not owned by Seller
Schedule 3.16         Permits
Schedule 3.17(a)      Employees
Schedule 3.17(b)      Employment Matters
Schedule 3.18         Insurance
Schedule 3.21         Brokers
Schedule 3.22         Marks and Trade Names
Schedule 6.3          Conditions to the Obligations of Buyer
Schedule 6.3(d)       Key Employees


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

                            ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (as amended, supplemented or modified from time to time, this "Agreement"), dated as of April 26, 2005, is by and between LOGISOFT CORP., a New York corporation ("Logisoft"), ESTOREFRONTS.NET CORP., a New York corporation ("eStorefronts" and, together with Logisoft, the "Sellers") and RMK HOLDINGS, LLC, a Delaware limited liability company ("Buyer") (each is sometimes referred to herein individually as a "Party" and, collectively, are sometimes referred to as the "Parties"). Capitalized terms used in this Agreement have the meanings given to them in Appendix I.

                              Statement of Purpose

      Sellers currently conduct a business which consists of reselling computer software and hardware, sales, design, hosting and maintenance of internet and intranet websites, information technology consulting and ecommerce software development and consulting (the "Business"). Buyer desires to purchase substantially all of the assets of Sellers from Sellers and to assume certain liabilities relating to the Business, and Sellers desire to sell such assets and transfer such liabilities to Buyer, all subject to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      The Parties hereby agree as follows:

                                   ARTICLE 1

                                    THE SALE

      1.1 Transfer of Assets . Upon the terms and subject to the conditions of this Agreement, Sellers hereby agree, at the Closing, to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees, at the Closing, to purchase and accept from Sellers, all of the assets, rights and properties used or usable in connection with the Business, including the assets referred to in
Section 1.2 below, other than the Retained Assets (the "Purchased Assets").

      1.2 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, Sellers hereby agree, at the Closing, to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees, at the Closing, to purchase and accept from Sellers, all right, title and interest in and to any and all assets, rights and properties of Sellers, other than the Retained Assets, including:

      (a) all of the tangible personal property of Sellers used in connection with the Business, including all machinery, equipment, supplies, spare parts, inventories, raw materials, vehicles, furniture, computers, computer software, computer data, office equipment, marketing materials and fixtures, including the tangible personal property set forth on Schedule 1.2(a);

      (b) all contracts, personal property leases, rental agreements, tenancies, licenses, engagements and commitments, whether written or oral, expressed or

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implied, entered into in connection with the Business (the "Assumed Contracts"), including the Assumed Contracts set forth on Schedule 1.2(b);

      (c) all Intellectual Property Assets and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, all rights thereunder, remedies against infringement thereof and rights to protection of interest therein under Applicable Law, including the Intellectual Property Assets set forth on Schedule 1.2(c);

      (d) all of the real property that is leased or subleased by Sellers and used or held for use in connection with the Business, including all of Sellers' right, title and interest, duties and future obligations as lessee in and to the leases listed on Schedule 1.2(d) (the "Leased Real Property");

      (e) all accounts receivable relating to the operation of the Business outstanding as of the Closing Date, including the accounts receivable set forth in Schedule 1.2(e);

      (f) all capital stock, membership interests or other equity securities of the Subsidiaries and all corporate or limited liability company looks and records of the Subsidiaries;

      (g) all prepaid items;

      (h) all permits, licenses or authorizations necessary or desirable for the operation of the Business to the extent assignable (the "Permits");

      (i) all intangible property and goodwill associated with the Business;

      (j) all cash of the Business (the "Cash");

      (k) all rights, claims, causes of action and suits that Sellers may have against third parties relating to any of the foregoing; and

      (l) all files, records, documents, data, plans, proposals, manuals, warranties, books and other documentation relating to any of the foregoing.

      1.3 Retained Assets. The Purchased Assets shall not include any of the assets, rights or properties of Sellers described on Schedule 1.3 (the "Retained Assets"), all of which shall be retained by Sellers.

      1.4 Assumption of Liabilities. Buyer will assume and thereafter in accordance with their terms pay, perform, and discharge all liabilities and obligations of Sellers arising out of, or incurred under, the terms of, or in connection with (a) the Assumed Contracts; (b) accounts payable of Sellers incurred by Sellers in the ordinary course of business as set forth on the Final Closing Balance Sheet (other than intercompany payables); (c) the liability of Sellers for accrued vacation time of Buyer's Employees in the amounts set forth in Schedule 3.17(a); and (d) other liabilities set forth on the Final Closing Balance Sheet (other than intercompany liabilities) (the "Assumed Liabilities"). Except for the Assumed Liabilities, Buyer shall not assume, take subject to or be liable for any liabilities or obligations of any kind or nature, whether


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absolute, contingent, accrued, known or unknown, of the Business, Sellers or any affiliate of Sellers (including the Subsidiaries) (the "Retained Liabilities"), and Sellers shall retain, pay and perform all of such Retained Liabilities. For the avoidance of doubt, Assumed Liabilities shall not include any liability for Taxes with respect to the Pre-Closing Tax Period and the Keltic Line of Credit.

      1.5 Procedures for Contracts Not Transferable. Except as set forth on
Schedule 3.8, to the extent the assignment of any Assumed Contract and the related assumption by Buyer of the obligations thereunder as contemplated hereby requires the consent of any third-party thereto and such consent is not obtained on or prior to the Closing Date, Buyer and Sellers agree to use their commercially reasonable efforts to obtain such consent within the thirty-day period following the Closing Date. To the extent any such required consent is not so obtained with respect to any Assumed Contract, Buyer and Sellers agree to use their commercially reasonable efforts to provide for Buyer to obtain all of the practical benefit of the rights arising under such Assumed Contract on or after the Closing Date (whether by subcontracting or otherwise). To the extent Buyer receives such practical benefit, Buyer will assume and perform the obligations under such Assumed Contract in accordance with the provisions of
Section 1.4. To the extent Buyer has not been provided with such rights and benefit on or before the sixtieth day following the Closing Date, the rights and benefits with respect to such Assumed Contract shall not be a Purchased Asset and the corresponding obligations and liabilities with respect to such Assumed Contract shall not be assumed by Buyer pursuant to Section 1.4, unless Buyer and Sellers agree otherwise in writing. With respect to the Leased Real Property, to the extent one or more of the leases thereof are not assigned or subleased to Buyer according to the terms of such lease (including any required consent of the landlord or lessor thereof), Buyer shall and perform Sellers' obligations thereunder so long as Buyer has quiet enjoyment and undisturbed possession of such Leased Real Property, and in the event Buyer does not have quiet enjoyment and undisturbed possession of such Leased Real Property, such lease or leases shall not be an Assumed Contract and Buyer shall not assume or perform any of Sellers' obligations thereunder from and after the termination of Buyer's quiet enjoyment and undisturbed possession.

                                   ARTICLE 2

                             PURCHASE PRICE; CLOSING

      2.1 Purchase Price. In consideration of the transfer to Buyer of the Purchased Assets and the Assumed Liabilities and the performance by Sellers of their obligations under this Agreement, and subject to the terms and conditions hereof, Buyer shall pay to Sellers an amount (the "Purchase Price") equal to $1,400,000.00 plus an amount equal to the Net Book Value as of the Closing.

      2.2 Manner of Payment. The Purchase Price shall be paid as follows:

      (a) No later than the five business days prior to the Closing Date, Sellers shall deliver to Buyer (i) a balance sheet of Logisoft as of April 22, 2005 (the "Draft Closing Balance Sheet") prepared in accordance with GAAP (except for the exclusion of other financial statements and the notes required by GAAP), and (ii) based on the Draft Closing Balance Sheet, a schedule setting forth the good faith estimate of Sellers of the Purchase Price (the "Estimated Purchase Price"), which shall describe in reasonable detail the amount of the


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Net Book Value as of March 31, 2005. Buyer shall be entitled to request, and
Sellers shall provide, all information reasonably required by Buyer to confirm that the Draft Closing Balance Sheet has been prepared in accordance with GAAP and the accuracy of the information set forth in the Draft Closing Balance Sheet and such schedule. Subject to the foregoing, upon the terms and subject to the conditions of this Agreement, at the Closing Buyer shall pay to Sellers an amount equal to the Estimated Purchase Price less the Escrow Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers at least two business days prior to the Closing Date.

      (b) Within 45 days after the Closing Date, Buyer shall provide to Sellers
(i) a balance sheet of Logisoft as of 12:00:00 A.M. on the Closing Date, (the "Final Closing Balance Sheet") prepared in accordance with GAAP (except for the exclusion of other financial statements and the notes required by GAAP), and
(ii) based on the Final Closing Balance Sheet, a schedule setting forth the Purchase Price, which shall describe in reasonable detail the amount of the Net Book Value as of 12:00:00 A.M. on the Closing Date. Sellers shall be entitled to request, and Buyer shall provide, all information reasonably required by Sellers to confirm that the Final Closing Balance Sheet has been prepared in accordance with GAAP and the accuracy of the information set forth in the Final Closing Balance Sheet and such schedule. The Draft Closing Balance Sheet and the Final Closing Balance Sheet shall be in similar form to the Company's balance sheet as of December 31, 2004, which for reference is attached hereto as Exhibit A.

      (c) The Buyer's calculation of the Purchase Price shall be deemed final and binding on all Parties unless Sellers object thereto by giving written notice (the "Purchase Price Objection Notice") to Buyer prior to 5:00 p.m., Charlotte, North Carolina time, on or before the tenth day after Buyer has delivered the Final Closing Balance Sheet to Sellers. The Purchase Price Objection Notice shall set forth in reasonable detail the basis for Sellers' objections. If Buyer and Sellers are unable to resolve the disagreement within 10 days after delivery of the Purchase Price Objection Notice, Buyer and Sellers shall engage a mutually acceptable certified public accounting firm to resolve the issue(s) in dispute. If Buyer and Sellers are unable to agree on an accounting firm within 15 days after Sellers deliver the Purchase Price Objection Notice, Buyer shall provide Sellers with a list of two certified public accounting firms within five days thereafter, and Sellers shall select one such firm to resolve the dispute and shall notify Buyer of the selection in writing within five days of receiving the list. The accounting firm's review shall be limited in scope to the disputed issue(s) or amount(s), and the accounting firm shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. Buyer and Sellers shall instruct the accounting firm to render its decision within 30 days of its engagement, and such accounting firm's determination shall be final and binding on Buyer and Sellers. Buyer and Sellers shall each pay one half of the fees and expenses of the accounting firm unless such accounting firm determines that Buyer's calculation of the Purchase Price is understated by 10.0% or more, in which case Buyer shall pay for the fees and expenses of such accounting firm.

      (d) Within five business days after the Purchase Price is deemed final and binding as provided in Section 2.2(c), (i) if the Purchase Price exceeds the Estimated Purchase Price, then Buyer shall pay to Sellers such excess, by wire transfer of immediately available funds to an account or accounts that Sellers shall designate in writing, and (ii) if the Estimated Purchase Price exceeds the


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Purchase Price, then Sellers and Parent, jointly and severally, shall pay to
Buyer such excess, by wire transfer of immediately available funds to an account or accounts that Buyer shall designate in writing.

      (e) The New York State Department of Taxation and Finance (the "Tax Department") has issued two Notices of Claim to Purchaser in respect of the transactions contemplated by this Agreement. The Parties have agreed that Seller shall withhold the Escrow Amount in order to protect Buyer against Sellers' nonpayment of any liability imposed by the Tax Department. Upon the earlier of
(i) receipt from a New York State official of a determination by the Tax Department of the Sellers' liability in respect of sales Taxes for the Pre-Closing Tax Period and Buyer's receipt of written confirmation of Sellers' payment of the full amount of such liability or (ii) an agreement among the parties, Buyer shall pay to Seller an amount equal to the Escrow Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers. In the event Sellers do not pay the full amount of the liability to the Tax Department when due, Buyer shall be entitled to remit to the Tax Department the amount of such nonpayment by Sellers up to the Escrow Amount. For the avoidance of doubt, (x) Sellers shall be liable for the full amount of the liability determined by the Tax Department, (y) in the event the liability determined by the Tax Department exceeds the Escrow Amount and Buyer has paid the Escrow Amount to the Tax Department, Sellers shall be liable for and shall pay the Tax Department such excess and (z) upon payment by Buyer of the tax liability to the Tax Department, any portion of the Escrow Amount held by Buyer in excess of the amount paid by Buyer to the Tax Department shall promptly be paid by Buyer to Sellers.

      2.3 Allocation of Purchase Price. As promptly as practicable, but in any event, within 30 days of the final determination of the Purchase Price, Buyer shall cause to be prepared and deliver to Sellers a schedule of its proposed allocation (the "Allocation Schedule") for tax purposes of the Purchase Price plus the Assumed Liabilities among the Purchased Assets. The Allocation Schedule shall be conclusive and binding on Sellers and Buyer, unless Sellers provide Buyer with a notice of objection (the "Objection Notice") within 30 days after Sellers' receipt of the Allocation Schedule, which notice shall state the allocation proposed by Sellers (the "Seller Allocation Schedule"). Buyer shall have 15 days from receipt of the Objection Notice to accept or reject the Seller Allocation Schedule. The Seller Allocation Schedule shall be conclusive and binding on Sellers and Buyer unless Buyer provides Sellers with notice of objection within 15 days after receipt of the Seller Allocation Schedule. In the event that Buyer and Sellers are unable to agree on an allocation after good faith negotiations, then Buyer and Sellers agree to be bound by an appraisal of such assets by an independent nationally recognized firm of valuation experts mutually acceptable to Sellers and Buyer. The cost of such appraisal shall be borne equally by Sellers and Buyer. Such appraisal shall be conclusive and binding for the purposes of this Section 2.3 on Sellers and Buyer. Following any adjustment to the Purchase Price, Buyer and Sellers shall revise such allocations in a fashion consistent with the agreed-upon allocation. Sellers and Buyer agree to file all income Tax Returns or reports, including without limitation IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect the agreed-upon allocation (as such schedule may be revised in accordance with this Section 2.3) and agree not to take any position inconsistent therewith before any governmental authority charged with the collection of any Tax or in any judicial proceeding.

      2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mayer, Brown, Rowe


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& Maw LLP in Charlotte, North Carolina, at 11:00 A.M., local time, on April 26,
2005, or on such other date or at such other time or place as may be mutually agreeable to the Parties (such selected date, the "Closing Date").

      2.5 Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

      (a) one or more bills of sale substantially in the form of Exhibit B (the "Bill of Sale") executed by Sellers;

      (b) one or more assignment and assumption agreements substantially in the form of Exhibit C (the "Assignment and Assumption Agreement") executed by Sellers;

      (c) an assignment of lease in form and substance reasonably satisfactory to Buyer (the "Assignment of Lease") executed by Logisoft, conveying to Buyer leasehold title to the Leased Real Property, without any exceptions other than Permitted Liens;

      (d) a noncompetition agreement substantially in the form of Exhibit E (the "Noncompetition Agreement"), executed by Sellers and Parent;

      (e) a guarantee agreement executed by Parent pursuant to which Parent will agree to fully and unconditionally guarantee the payment and performance of all liabilities and obligations of Sellers under this Agreement and any related agreement;

      (f) an updated Schedule 3.14 as of the Closing Date listing all liabilities of Sellers and the then current balance, accrued interest through the Closing Date and prepayment and other costs or expenses payable by Sellers in connection with the such liabilities;

      (g) copies, certified by an officer of Sellers, of (w) the articles of incorporation of Sellers, certified as of a recent date by the New York Secretary of State, (x) Sellers' bylaws, (y) resolutions of the board of directors and shareholders of Sellers authorizing the execution, delivery and performance of this Agreement, of all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, and (z) a certificate of existence as of recent date of Sellers issued by the New York Secretary of State;

      (h) certificates representing all capital stock or membership interests of the Subsidiaries, duly endorsed from transfer to Buyer;

      (i) the certificate described in Section 6.3(a);

      (j) title documentation for any titled vehicles included in the Purchased Assets, duly endorsed for transfer;

      (k) evidence of the transfer of the Cash from Sellers to Buyer;

      (l) evidence of the release of the personal guarantee of the Letters of Credit as provided in Section 5.9; and


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(m) all other documents, certificates, instruments and writings required hereunder to be delivered to Buyer, or as may reasonably be requested by Buyer for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by Sellers of, or compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (iii) evidencing the satisfaction of any condition referred to in this Agreement or (iv) otherwise facilitating the consummation or performance of the transactions contemplated by this Agreement.

      2.6 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

      (a) payment of the Purchase Price in accordance with Section 2.2(a);

      (b) the Assignment and Assumption agreement executed by Buyer;

      (c) the Assignment of Lease, executed by Buyer;

      (d) the Noncompetition Agreement, executed by Buyer;

      (e) copies, certified by a Manager of Buyer, of (i) Buyer's operating agreement, (ii) Buyer's certificate of formation, certified as of a recent date by the Delaware Secretary of State, (iii) resolutions of the managers and members of Buyer authorizing the execution, delivery and performance of this Agreement, of all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, and (iv) a certificate of existence as of recent date of Buyer issued by the Delaware Secretary of State;

      (f) the certificate described in Section 6.2(a); and

      (g) all other documents, certificates, instruments and writings required hereunder to be delivered to Sellers, or as may reasonably be requested by Sellers for the purpose of (i) evidencing the accuracy of any of Buyer's representations and warranties, (ii) evidencing the performance by Buyer of, or compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Agreement or (iv) otherwise facilitating the consummation or performance of the transactions contemplated by this Agreement.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers jointly and severally represent and warrant to Buyer as follows:

      3.1 Organization. Each Seller is a corporation company duly organized, validly existing and in good standing under the laws of the State of New York. Sellers have the requisite power and authority to own, lease and operate their assets, and to carry on their business as now being conducted. Each of the Subsidiaries is a limited liability company duly formed under the laws of its jurisdiction of formation.


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      3.2 Authorization; Enforceability. Sellers have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers have been duly and validly authorized by all necessary action on the part of Sellers, and this Agreement has been duly and validly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally or the fact that specific performance is a remedy within the discretion of any court.

      3.3 Consent and Approvals; No Violations. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any aspect of the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Sellers will not (a) conflict with any provision of the articles of incorporation or bylaws of Sellers or with the articles of organization or operating agreement of the subsidiaries, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation relating to the Purchased Assets or to which any of the Purchased Assets may be subject, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, (c) result in the creation or imposition of any lien, security interest, pledge, mortgage, claim, option, lease or sublease, conditional sales agreement, title retention agreement, charge, restriction, title exception or other encumbrance ("Liens") on any Purchased Asset pursuant to any indenture, mortgage, deed of trust, lease, note, or other contract, agreement or instrument to which either Seller is a party or to which any of the Purchased Assets may be subject, or (d) violate any law, statute, rule, regulation, order, writ, injunction or decree of any federal, state or local governmental authority or agency ("Laws").

      3.4 Financial Statements. Attached as Schedule 3.4 are (i) the balance sheet and related statements of income and shareholders' equity of Logisoft for the fiscal years ended June 30, 2003, and June 30, 2004, and (ii) the unaudited balance sheet and related statements of income and shareholder's equity of Logisoft as of February 28, 2005 (the "Interim Financial Statements" and collectively with item (i) the "Financial Statements"). The Financial Statements fairly present the results of operations and financial condition of Sellers as of the dates and for the periods referred to in the Financial Statements in accordance with GAAP consistently applied throughout the periods involved, except, in the case of the Interim Financial Statements, for the absence of notes and subject to normal year-end adjustments.

      3.5 Absence of Certain Changes or Events. Except as set forth on Schedule 3.5, since December 31, 2004, Sellers have conducted their business only in the ordinary course and there has been no (i) damage, destruction or casualty loss, whether covered by insurance or not, affecting the Purchased Assets or the Business; (ii) entry into, termination of (except by reason of the occurrence of a contractually specified termination date), receipt of notice of termination of or amendment to any contract or license or permit to which either Seller is a party; (iii) creation of, or assumption of, any Lien upon any of the Purchased

Assets; or (iv) sale, assignment, lease, transfer or other disposition of any of the assets of the Business (other than the sale of inventory in the ordinary course of business).

      3.6 Real Property.

      (a) Each lease agreement with respect to the Leased Real Property is identified on Schedule 1.2(d). Each such lease agreement grants Logisoft the exclusive right to occupy the demised premises thereunder, and Logisoft enjoys peaceful and undisturbed possession under each such lease of the Leased Real Property. Logisoft has good and valid title to the leasehold estate under each such lease of the Leased Real Property, free and clear of all of the Liens, and, to the Logisoft's knowledge, the landlord under each such lease has valid, good and marketable fee simple title to all the real property that is the subject of such lease, free and clear of all of the Liens other than liens for taxes not yet due and payable and mortgage Liens that are subject to a nondisturbance agreement pursuant to which the lender holding such mortgage Lien has agreed in writing that the leasehold interest of Logisoft in such property shall not be disturbed upon any foreclosure of such lien, any conveyance in lieu of foreclosure or the exercise of any other right or remedy available to such lender. Logisoft has delivered or made available to Buyer copies of the leases and other instruments (whether or not recorded) by which Logisoft acquired such Leased Real Property interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Logisoft and relating to such leasehold property or interests.

      (b) Sellers do not own or hold, and are not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Property, or any portion thereof or interest therein.

      (c) Sellers do not owe any money to any architect, contractor, subcontractor or materialmen for labor or materials performed, rendered or supplied to or in connection with the Property, and there is no construction or other improvement work being done at nor are there any construction or other improvement materials being supplied to the Property.

      3.7 Zoning and other Governmental Actions. Except as identified on
Schedule 3.7, to the knowledge of Sellers, (i) the zoning of the Leased Real Property permits the presently existing improvements and the continuation of the Business presently being conducted on the Leased Real Property as a conforming use, (ii) there are no pending changes in laws (including zoning) that will render any part of the Business as presently conducted illegal, and (iii) there is no plan, study or effort by any governmental authority or any Person that in any way would materially and adversely affect all or any portion of the Purchased Assets.

      3.8 Assumed Contracts. Sellers have delivered to Buyer a true and correct copy of each written Assumed Contract and a summary of each oral Assumed Contract. Schedule 3.8 contains an accurate and complete list of all of the Assumed Contracts, whether oral or written. Each Assumed Contract is valid, binding, in full force and effect and enforceable by Seller and, to the knowledge of Sellers, each other party thereto. Sellers are not in default under any Assumed Contract nor does there exist any condition or event that after notice, lapse of time or both would constitute a default by Sellers under any Assumed Contract. To the knowledge of Sellers, no other party to any Assumed Contract is in default or breach, or alleged to be in default or breach, under any Assumed Contract nor does there exist any condition or event which, after notice, lapse of time or both, would constitute a default or breach by any other party to any Assumed Contract. Sellers have not received notice that it is in default under or in breach of any Assumed Contract or of the election of any party to any Assumed Contract to cancel, terminate or not to renew any such Assumed Contract whether in accordance with the terms of any Assumed Contract or otherwise. Sellers have not given notice to any other party to any Assumed Contract that such other party is in default thereunder or in breach thereof or given notice of the termination thereof. The enforceability of the Assumed Contracts (including the enforceability as owned by Buyer after the Closing) will not be affected by the transactions contemplated by this Agreement. Except as indicated on Schedule 3.8, Sellers have the right to assign to Buyer each of the Assumed Contracts without the consent of any other Person and, upon such assignment, at the Closing in the manner contemplated by this Agreement, Buyer shall have all of the rights of Sellers thereunder. All obligations and liabilities of Sellers under the Assumed Contracts have been accrued on the Financial Statements.

      3.9 Litigation. Except as disclosed in Schedule 3.9, there are no civil, criminal or administrative actions, suits or investigations pending or, to Sellers' knowledge, threatened against Sellers in connection with the operation of the Business, involving the Purchased Assets or that could prevent Buyer from acquiring the Purchased Assets from Sellers according to the terms set forth in this Agreement.

      3.10 Taxes.

      (a) All federal, state, and local Tax returns, Tax reports and information returns or extensions required to be filed by Sellers or the Subsidiaries have been timely filed with the appropriate Tax authorities and all applicable Taxes that are due and payable, have been paid. Since December 31, 2001, neither Sellers nor the Subsidiaries have incurred any liability for Taxes other than in the ordinary course of business. No income tax return of Sellers or the Subsidiaries is currently being audited by the Internal Revenue Service or any comparable state or foreign agency. There are no disputes pending in respect of, or claims asserted for, Taxes upon Sellers or the Subsidiaries nor are there any pending or, to the knowledge of Sellers, threatened audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes or Sellers' or the Subsidiaries' Tax returns. There are no liens with respect to Taxes (except for liens for taxes, assessments or other governmental charges not yet due and payable) upon any of the Purchased Assets. To the knowledge of Sellers, no facts exist or have existed that would constitute grounds for the imposition of any lien with respect to Taxes upon any of the Purchased Assets or that would otherwise obligate Buyer to pay any Taxes related to or arising out of the conduct of the Business of Sellers prior to the Closing. (b) Neither Parent nor Sellers nor the Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment of deficiency.

      (c) The amount provided on the Final Closing Balance Sheet for all Taxes will be adequate to cover all unpaid liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to Pre-Closing Tax Period and for which the Sellers or the Subsidiaries may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.

      (d) Neither Seller is a foreign person within the meaning of section 1445(f)(3) of the Code.

      (e) All Taxes which Sellers or the Subsidiaries are required by law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose.

      3.11 Compliance with Laws. Except as would not have a material adverse effect on Sellers, Sellers (i) possess all Permits (including environmental Permits) that are or were applicable to it or to the conduct or operation of the Business or the Purchased Assets, and have made such filings as are required by local, state or federal governments in connection therewith; (ii) is in compliance with applicable Laws (including Environmental Laws), and (iii) is not liable for any penalties for failure to comply with any of the foregoing.

      3.12 Title to Assets. Except as set forth on Schedule 3.12, and except with respect to the Leased Real Property, which is addressed in Section 3.6, Sellers or the Subsidiaries, as applicable, are the owner of the Purchased Assets and on the Closing Date will have good and marketable title to the Purchased Assets, free and clear of all Liens and defects of title of any nature whatsoever except for Liens related to Assumed Liabilities. Except as set forth on Schedule 3.12, Sellers have made adequate provisions for the release and/or satisfaction, as applicable, of all such Liens and other matters set forth on
Schedule 3.12 prior to the Closing, and all such Liens and other matters shall be released and/or satisfied prior to the Closing. Except as set forth in
Schedule 3.12, Sellers own directly or indirectly, all of the outstanding capital stock or membership interests, as applicable, of the Subsidiaries free and clear of all liens and defects of title of any nature.

      3.13 Environmental Matters.

      (a) Sellers (i) are, and at all times have been, in compliance with all Environmental Laws, (ii) are not liable under any Environmental Laws for remediation or other costs, (iii) have not received any communication (written or oral) that alleges that it is not, or at any time has not been, in such compliance, or have caused exposure of any Person or the environment to any Hazardous Substance, (iv) have all the governmental authorizations required by the Environmental Laws for the conduct of the Business and (v) except as set forth on Schedule 3.13(a), know of no facts or circumstances that may result in liability on the part of Buyer under or prevent or substantially increase the cost of Buyer's compliance with the Environmental Laws in the future as the result of Buyer's ownership of the Purchase Assets.

      (b) Schedule 3.13(b) identifies, to Sellers' knowledge, all environmental reports, audits or assessments, all occupational health studies, all regulatory inspections reports and correspondence with regulatory authorities in connection with environmental matters, and all documents pertaining to underground and above-ground storage tanks, polychlorinated biphenyls (PCBs), asbestos in buildings or products, off-site disposal or wastes, and environmental consent orders, fines and penalties, in each case, that relate to property or facilities now or formerly owned, leased or operated by Sellers, including the Property and the Improvements (such properties and facilities, the "Facilities"), and all such items have been delivered to Buyer.

      (c) There does not exist, is not occurring and, to Sellers' knowledge, has not occurred at any time any presence, generation, storage, treatment, transport, release or disposal of any Hazardous Substance on, in, under, to or from any Facility in violation of any Environmental Law or that may result in any liability or obligation of Sellers or Buyer. Sellers have not caused to occur any presence, generation, storage, treatment, transport, release or disposal of any Hazardous Substance in violation of any Environmental Law or that may result in any liability or obligation of Sellers or Buyer.

      (d) Sellers do not own or operate nor, to Sellers' knowledge, have either formerly owned or operated, any site that, nor have the Sellers sent wastes to a site that, pursuant to CERCLA or any other state or federal law, (i) has been placed on the "National Priorities List," the "CERCLIS" list or any other state or federal list of sites with suspected or confirmed environmental problems,
(ii) is subject to or the source of a claim, administrative order or other request to take removal or remedial action, or other response or corrective action, or to pay money under any Environmental Law or (iii) is otherwise the subject of any federal or state investigation relating to any Environmental Law.

      t 6 0 (e) Schedule 3.13(e) identifies (i) all on-site and off-site locations where Sellers have stored, disposed or arranged for the disposal of Hazardous Substances, (ii) all on-site and off-site locations where Sellers have used, stored or disposed of Hazardous Substances, except for storage of cleaning, pest control and office supplies held for use by Sellers in the ordinary course of business, (iii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased or otherwise occupied by Sellers, (iv) all asbestos contained in or forming part of any building, building component, structure or premises owned, leased or otherwise occupied by Sellers and (v) all polychlorinated biphenyls used or stored at any property owned, leased or otherwise occupied by Sellers.

      (f) No products made, manufactured, constructed, distributed, sold, leased, supported or installed by Sellers contain asbestos, asbestos-containing material, mercury, mercury-containing material, polychlorinated biphenyls or polychlorinated biphenyl-containing material.

      3.14 Liabilities. Schedule 3.14 sets forth a complete and accurate list of all liabilities of Sellers and the then current balances, accrued, interest through the date hereof or the Closing Date, as applicable, and prepayment and other costs or expenses payable by Sellers in connection with such liabilities. Except as set forth on Schedule 3.14, neither Sellers nor the Subsidiaries have any liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, except for (i) liabilities set forth on the most recent audited Financial Statements or Interim Financial Statements and (ii) liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements, none of which relates to, is in the nature of, or was caused by any breach of contract, breach or warranty, tort, infringement or violation of legal requirements. To the knowledge of Sellers, no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for additional liabilities of Sellers that could adversely affect the Purchased Assets or Buyer's ability to use or further transfer the Purchased Assets.

      3.15 Sufficiency/Condition of Purchased Assets. The Purchased Assets constitute all of the assets used by Sellers in connection with the operation of the Business and all of the assets necessary to conduct the Business as presently conducted by Sellers. All such Purchased Assets are in good working order and condition, reasonable wear and tear excepted. All inventory of Sellers is usable or saleable in the ordinary course of Business. All of the inventory is located on the Leased Real Property. Except as set forth on Schedule 3.15, Sellers are not in possession of, and there is not located on the Leased Real Property, any inventory or any other personal property not owned by Sellers, including goods already sold. No customer of Sellers have the right to return for credit or refund items pursuant to any agreement, understanding or practice of Sellers with respect to taking back any product (other than with respect to defective products).

      3.16 Permits. Sellers have all of the Permits that are necessary to enable Sellers to own, lease, or otherwise hold its properties, including the Purchased Assets, or to enable Sellers to carry on its Business as presently conducted.
Schedule 3.16 lists all of the Permits of Sellers and except as set forth on such Schedule 3.16, the Permits are not subject to any restrictions or conditions that would limit the Business as presently conducted. The Permits are in full force and effect, and no violations of any such Permits have occurred or to the knowledge of Sellers, have been alleged to have occurred.

      3.17 Employment Matters

      (a) Schedule 3.17(a) sets forth a complete and accurate list of the following information for all employees of Sellers: name; job title; current compensation paid or payable and reportable on form W-2 Wage and Tax Statement; vacation accrued and unpaid as of the Closing; and date of hire.

      (b) Except as set forth on Schedule 3.17(b), Sellers and the Subsidiaries are neither a party to, nor do any of them maintain, nor any of them required to make any payment or other contribution under, any employment contract, noncompete agreement, or employee benefit plan or arrangement, whether oral or written, qualified or non-qualified, including, without limitation, any pension or welfare plan, withdrawal, termination, severance or lay-off plan or arrangement, bonus plan, stock option plan, health or life insurance plan, policy or benefit, vacation or sick leave policy or any other agreement or arrangement providing for remuneration or benefits to employees or former employees of Sellers (each a "Benefit Plan"). All Benefit Plans comply in form and in operation with all applicable requirements of Laws. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan governed by ERISA and maintained by Sellers or to which Sellers have been a party. Sellers have delivered to Buyer a true and correct copy of each Benefit Plan (and each related contract) and the annual report (as described in Section 103 of ERISA) most recently filed for each Benefit Plan governed by ERISA and listed on Schedule 3.17(a), and there have been no material changes in the financial condition in such plans from that stated in the annual reports supplied. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the most recent favorable determination letter that would adversely affect any such Benefit Plan's qualified status.

      (c) There is no material controversy pending or threatened between Sellers or the Subsidiaries or the Subsidiaries and any of its current or former managers, officers, directors, supervisory personnel or any group of its employees.

      (d) No employee of Sellers or the Subsidiaries has informed Sellers or the Subsidiaries of his or her intention to terminate his or her employment or to refuse employment by Buyer.

      3.18 Insurance. Schedule 3.18 lists all of the insurance policies maintained by Sellers as of the Closing Date, and for each indicates the insurer's name, policy number, expiration date and amount and type of coverage. Since beginning its business operations, Sellers have been, and presently is, insured against the normal risks of its Business on an occurrence basis, including general liability insurance in aggregate annual amounts of not less than those shown on Schedule 3.18. Sellers are not in default under any policy or bond. Sellers have timely filed claims with insurers with respect to all matters and occurrences for which Sellers believe either has coverage. Sellers have not received any notification from any insurer regarding a policy with respect to Sellers, including the Purchased Assets, requiring any action of Sellers that has not been taken by Sellers.

      3.19 Accounts Receivable. All of Sellers' accounts, notes and other receivables (i) represent valid and bona fide claims, (ii) were acquired or arose in the ordinary course of business and (iii) will be fully collectible in the aggregate face amounts thereof in the ordinary course of business net of reserves shown on the Financial Statements, without set-off, within ninety (90) days from the Closing Date.

      3.20 Full Disclosure. No statement contained in this Agreement or in any document, certificate, or other writing furnished or to be furnished by Sellers with respect to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that was necessary, in light of the circumstances under which it was made, in order to avoid statements herein or therein being misleading.

      3.21 Brokers. Except as set forth on Schedule 3.21, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by Sellers. Sellers shall be solely responsible for any brokerage fees, commissions or finder's fees due to any Person in connection with the transactions contemplated by this Agreement

      3.22 Intellectual Property Assets.

      (a) Ownership and Right to Use. Sellers or the Subsidiaries own all of the Intellectual Property Assets. Neither Sellers nor the Subsidiaries have any obligation to pay any royalty or other fee to any Person relating to any Proprietary Right and are under no obligation to any other Person to register, protect or otherwise take any action with respect to any Proprietary Right. There is no contract that grants any Person a license in any Proprietary Right.

      (b) Marks and Trade Names. Schedule 3.22(b) lists each mark and trade name, including the Logisoft Marks, that has been used by Sellers or the Subsidiaries during the last five years to identify their goods, services or business and lists each registration that has been filed or obtained by Sellers or the Subsidiaries with respect to any marks. Sellers and the Subsidiaries have the exclusive right to use each such mark and trade name within the scope, and in the geographic area, of its present use. To Sellers' knowledge: (i) no other Person is using a trade name similar to one included in the Intellectual Property Assets to describe a business that is similar to Sellers' or the Subsidiaries' business; (ii) no other Person is using a mark similar to one included in the Intellectual Property Assets to describe products or services that are similar to the products and services of the Sellers or the Subsidiaries; and (iii) no other Person is currently using any mark or trade name in a manner that would preclude the Sellers or the Subsidiaries from using the marks and trade names included in the Intellectual Property Assets.

      (c) No Infringement. Sellers and the Subsidiaries have not interfered with, infringed upon or misappropriated any proprietary right of any other Person and the continued operation of the Business by Buyer, in the manner that such business is currently conducted or proposed to be conducted, will not interfere with, infringe upon or misappropriate any proprietary right of any other Person. To Sellers' knowledge, no Person is interfering with, infringing upon or misappropriating any Proprietary Right. No claim has been asserted against Sellers or the Subsidiaries by any Person: (i) that such Person has any right, title or interest in or to any of the Intellectual Property Assets; (ii) that such Person has the right to use any of the marks or trade names included in the Intellectual Property Assets, including the Logisoft Marks; (iii) to the effect that any past, present or projected act or omission by Sellers infringes any proprietary right of such Person; or (iv) that challenges Sellers' or the Subsidiaries' right to use any of the Intellectual Property Assets. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

      4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets, and to carry on its business as now being conducted.

      4.2 Authorization; Enforceability. Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally or the fact that specific performance is a remedy within the discretion of any court.

      4.3 Consents and Approvals. No permit, consent, approval or authorization of, or declaration to, or filing with, any governmental or regulatory authority is required in connection with any respect of the execution, delivery and performance of this Agreement by Buyer.

      4.4 Litigation. There are no civil, criminal or administrative actions, suits or investigations pending or, to Buyer's knowledge, threatened against Buyer that could prevent Buyer from acquiring the Purchased Assets from Sellers according to the terms set forth in this Agreement.

      4.5 Knowledge of Breach by Sellers. As of the date hereof, Buyer has no actual knowledge of the breach by Sellers of any representation or warranty of Sellers contained in Article 3 of this Agreement.

                                   ARTICLE 5

                            COVENANTS OF THE PARTIES

      5.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, Sellers shall conduct the Business in a manner consistent with prior practice and in the ordinary and usual course. Without limiting the generality of the foregoing, prior to the Closing Date, without the prior written consent of Buyer, Sellers shall not, except in the ordinary course of business:

      (a) enter into any contract or commitment involving more than $1,000 relating to the operation of the Business or the Purchased Assets;

      (b) create, assume or suffer to exist any Lien with respect to the Purchased Assets, whether now owned or hereafter acquired; or

      (c) sell, assign, lease, transfer, or otherwise dispose of any of the Purchased Assets other than in the ordinary course of business.

      5.2 Financial Statements. During the period from the date hereof until the Closing Date, Sellers shall furnish to Buyer, from time to time and when available in accordance with its usual business practices, but in a reasonable timely manner, unaudited financial statements relating to the Business as prepared by Sellers in accordance with its usual business practices. Said financial statements, as well as the Financial Statements furnished pursuant to
Section 3.4, shall fairly present the results of operations and the financial position of Sellers in accordance with GAAP consistently applied for the time periods covered.

      5.3 Access to Information.

      (a) From and after the date of this Agreement, Sellers will use commercially reasonable efforts to (i) give Buyer and its authorized representatives reasonable access during normal business hours to the Purchased

Assets and to all books, records, offices and other facilities and properties relating thereto, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request, and (iii) cause Sellers' officers or other appropriate officials to furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets as Buyer may from time to time reasonably request.

      (b) After the Closing, Buyer shall use commercially reasonable efforts to grant Sellers and its authorized representatives reasonable access during normal business hours to such financial and operating data and other information with respect to the Business as Sellers may from time to time reasonably request relating to its prior ownership of the Business or its obligations under this Agreement.

      5.4 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and shall cooperate fully with the other Parties in taking or doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement. From time to time after the Closing Date, without further consideration, Sellers will, at their expense, execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer good title to the Purchased Assets. From time to time after the Closing Date, without further consideration, Buyer will, at Buyer's expense, execute and deliver such documents to Sellers as Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

      5.5 Consummation of Agreement. Sellers and Buyer shall each use commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of Buyer or Sellers, that would materially delay or prevent fulfillment of the conditions upon the obligations of any Party to consummate the transactions contemplated by this Agreement, Buyer and Sellers shall use their respective commercially reasonable and good faith efforts to cure or minimize the same as expeditiously as possible.7

      5.6 Employees; Employee Benefits. Buyer shall have the right to hire any or all of Sellers' employees. Any employees of Sellers who become employees of Buyer on the Closing Date ("Buyer's Employees") shall not thereafter participate in any Benefit Plans, arrangements, commitments, or policies currently provided by Sellers or any affiliate of Sellers. Buyer shall not adopt, assume, or otherwise become responsible for any assets or liabilities of any Benefit Plans. All liabilities and obligations to employees of Sellers for benefits, liabilities, obligations or termination benefits accrued prior to the Closing shall be, and remain, the responsibility of Sellers, and any cost relating to the termination of any employee of Sellers who is not hired by Buyer shall be the sole responsibility of Sellers. Sellers shall not be liable for any liability or obligation that may arise from the discontinuance, suspension, or modification by Buyer after the Closing of any of Buyer's Employees, or of the benefits provided to Buyer's Employees after the Closing.

      5.7 Use of Certain Names. Within 20 days of the Closing, Sellers shall change their names to a name that does not contain "Logisoft,"
"eStorefronts.net" or any other Sellers Mark.

      5.8 Balance Sheet Accruals. All obligations and liabilities of Sellers under the Assumed Contracts for periods prior to and including the Closing Date shall be accrued on the Final Closing Balance Sheet. All obligations and liabilities of Sellers under the Benefit Plans listed on Schedule 3.17(a) for periods prior to and including the Closing Date shall be accrued on the Final Closing Balance Sheet.

      5.9 Use of Proceeds. Sellers shall use, or shall require Parent to use, the proceeds of the Closing, contemporaneously with and as a condition to the Closing, to provide security for certain letters of credit issued by Regions Bank on account of Parent, or its affiliates, (the "Letters of Credit") in order to obtain a full and complete release of the personal guarantee made by K. Wesley M. Jones in favor of Regions Bank which personal guarantee guarantees the Letters of Credit. At the Closing, Buyer shall use the proceeds of Closing to pay in full the remaining balance, including accrued interest and fees or charges, of the Keltic Line of Credit.

      5.10 No Other Negotiations. From March 3, 2005, through April 30, 2005, Sellers shall not, directly or indirectly, solicit, or authorize any person to solicit, any third party to make any inquiries or proposals relating to the purchase of the Purchased Assets or Sellers or the Subsidiaries, whether through an asset or stock acquisition, merger or other form, provide any such third party with information or assistance or enter into any discussions or negotiations with any such third party in furtherance of such inquiries or proposals, or entertain any offers (other than the offer proposed herein) for any such purchase of Sellers or any of the assets of Sellers. If Sellers breach this Section 5.10, then Sellers will immediately pay to Buyer a fee of $150,000.

                                   ARTICLE 6

                               CLOSING CONDITIONS

      6.1 Mutual Conditions. The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the following conditions:

      (a) Neither Sellers nor Buyer shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the performance of this Agreement or the consummation of the transactions contemplated hereby, nor shall there be pending a suit or proceeding by any governmental authority that seeks injunctive or other relief in connection with this Agreement or transactions contemplated hereby; and

      (b) All governmental consents necessary for the transfer of the Purchased Assets to Buyer and the conduct of the Business by Buyer shall have been received.

      6.2 Conditions to the Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which Sellers may waive:

      (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing

Date as though made as of such date except for those representations and warranties which speak as of a specific date, Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing, and Sellers shall have received a certificate signed by a manager of Buyer to the foregoing effect;

      (b) Buyer shall have made all deliveries required of it under Section 2.6; and

      (c) All other documents required to have been delivered by Buyer to Sellers, and all other actions required to have been taken by Buyer, at or prior to the Closing, shall have been delivered or taken.

      6.3 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which Buyer may waive:

      (a) All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date, Sellers shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and Buyer shall have received a certificate signed by an executive officer, manager or member of Sellers to the foregoing effect;

      (b) Sellers shall have made all deliveries required of them under Section 2.5;

      (c) Buyer shall have reached employment relationships with employees of Sellers to Buyer's satisfaction, which may include invention assignment, proprietary rights and noncompete agreements to be executed by such employees;

      (d) Buyer shall have entered into an employment agreement on terms satisfactory to Buyer with the following employees of Sellers set forth on
Schedule 6.3(d);

      (e) Parent shall have obtained a release of the personal guarantee of the Letters of Credit as provided in Section 5.9; and

      (f) All other documents required to have been delivered by Sellers to Buyer, and all other actions required to have been taken by Sellers, at or prior to the Closing, shall have been delivered or taken.

                                   ARTICLE 7

              LIMITED SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      7.1 Survival of Representations.

      (a) All representations, warranties, covenants and obligations made in this Agreement or any certificate or document delivered pursuant hereto shall survive the Closing. All representations and warranties in this Agreement shall expire on the second anniversary of the Closing Date (other than the representations and warranties in Section 3.10 of this Agreement which continue in full force and effect until, and all indemnification claims with respect thereto shall be made prior to, 90 days after the expiration of any applicable statute of limitations (including any extensions or waivers thereof)), except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof) and all covenants and obligations in this Agreement shall survive indefinitely. No action may be brought with respect to any breach of a representation or warranty herein unless a written notice describing the alleged breach has been delivered to the alleged breaching party prior to the second anniversary of the Closing Date; provided that upon the giving of such notice, notwithstanding any other provision of this Agreement, the representation and warranty that is the basis of such action shall survive only with respect to such action beyond the second anniversary of the Closing Date, and only until the resolution of such action pursuant to this Agreement.

      (b) The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected, deemed to be waived or otherwise diminished as a result of any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

      7.2 Sellers' Agreement to Indemnify. Subject to the conditions and provisions set forth herein, Sellers shall defend, indemnify and hold harmless Buyer, its members, managers, officers, employees, and agents, and their successors and assigns (collectively, the "Buyer Indemnified Parties"), against and in respect of any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution in value (collectively, "Damages") arising from or in connection with:

      (a) any breach of the representations or warranties of Sellers set forth in this Agreement or in any other certificate, document, writing or instrument delivered by Sellers in connection herewith; (b) any breach or other failure to perform any covenant, agreement or obligation of Sellers or of Parent set forth in this Agreement or in any other certificate, document, writing or instrument delivered by Sellers in connection herewith;

      (c) any liability arising out of the ownership or operation of the Business or Purchased Assets prior to the Closing;

      (d) any noncompliance with any bulk sales laws or fraudulent transfer law resulting from the transactions contemplated by this Agreement; and

      (e) any liability other than the Assumed Liabilities (including any other liability that becomes, or is alleged to have become, a liability of Buyer under any applicable bulk sales law, under any doctrine of de facto merger or successor liability, or otherwise by operation of law).

      7.3 Buyer's Agreement to Indemnify. Subject to the conditions and provisions set forth herein, Buyer shall defend, indemnify and hold harmless Sellers, their shareholders, officers, employees, and agents, and their successors and assigns (collectively, the "Seller Indemnified Parties"), against and in respect of any Damages arising from or in connection with:

      (a) any breach of the representations or warranties of Buyer set forth in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer in connection herewith;

      (b) any breach or other failure to perform any covenant, agreement or obligation of Buyer set forth in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer in connection herewith;

      (c) any other claim related to an act or omission of Buyer incurred with respect to the operation of the Business by Buyer from and after the Closing; and

      (d) any Assumed Liabilities.

      7.4 Limitations. Notwithstanding any provision herein to the contrary, Sellers will have no liability (for indemnification or otherwise) with respect to matters described in Section 7.2 (a) unless and until the total of all Damages with respect to such matters exceeds an amount equal to $50,000 (the "Deductible"), and only to the extent such Damages exceeds an amount equal to $50,000 and (b) to the extent the total of all Damages with respect to such matters exceeds an amount equal to the Purchase Price; provided that the foregoing limitations shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 3.10, Section 3.12, or 3.19 or that, to the Sellers' knowledge, was inaccurate when made (whether upon execution of this Agreement or at Closing), or to any claim arising from a breach of the covenant set forth in Section 5.9, or any claims arising with respect to Retained Liabilities, as to which the Sellers shall be liable in full. For purposes of determining damages under this Section 7.4 resulting from a breach of the representations or warranties, such representations and warranties shall be interpreted to disregard all materiality qualifiers.

      7.5 Third-Party Claims

      (a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the "Indemnified Party") shall promptly notify the Buyer or the Sellers, as the case may be (in either case, the "Indemnifying Party") in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice.

      (b) If any legal proceeding or action is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 7.5(a), the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and the Indemnifying Party will indemnify the Indemnified Party against all claims for indemnification resulting from or relating to such third-party claim, (ii) the Indemnifying Party provides to the Indemnified Party evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party, and (iv) if the Indemnifying Party is a party to the proceeding, joint representation would not be inappropriate. In the event a conflict of interest of the parties exists, the Indemnified Party shall have the right to employ separate counsel (who shall be reasonably satisfactory to the Indemnifying Party) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand, provided that all out-of-pocket expenses incurred by Indemnified Party shall be paid by the Indemnifying Party (except as aforesaid).

      (c) If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent, which consent shall not be unreasonably withheld. Should one or more but not all of the Indemnifying Parties agree to defend any such third-party claim, the Indemnifying Party or parties not participating in the defense of the claim shall be bound by the acts and agreements of the other or others.

      (d) If (i) notice is given to the Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, (ii) any of the conditions set forth in clauses (i)-(iv) of Section 7.5(b) become unsatisfied, or (iii) an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the third-party claim (including reasonable attorneys' fees and expenses) and the Indemnifying Party will remain responsible for any indemnifiable amounts arising from or related to such third-party claim. The Indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense.

      7.6 Exclusive Remedy. From and after the Closing, Buyer's and Sellers' right to indemnification under this Article 7 shall be Buyer's and Sellers' sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby, and neither Buyer nor Sellers shall be entitled to pursue, and each of Buyer and Sellers hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto.

      7.7 Arbitration; Jurisdiction; Service of Process.

            (a) Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, any breach or alleged breach hereof, or the contemplated hereby, which cannot be amicably settled, shall be resolved and settled solely and exclusively by arbitration, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association ("AAA"). An arbitration panel (the "Panel") shall be formed of one arbitrator approved by the AAA, appointed by the mutual agreement of the parties, or, in the event of failure of the parties to agree within 30 days, by the AAA. Any arbitration initiated pursuant to this Section 7.7(a) shall be held in Charlotte, North Carolina.

            (b) The fees and disbursements of the Panel shall be allocated equally between Buyer and Sellers. Each party shall bear and pay for the costs of its own experts, witnesses, evidence, counsel and other costs in connection with the preparation and presentation of its case. Notwithstanding the foregoing, in the event either party alleges fraud or that the position of the other party is not supportable in good faith, and the Panel finds that such fraud or bad faith exists, the Panel shall be free to award such fees, disbursements and costs in the Panel's discretion.

            (c) The resolution of the arbitration shall be final and binding on the parties hereto and enforceable in a court of competent jurisdiction. Any arbitration shall be governed by the rules of discovery then in effect in the United States District Court for the Western District of North Carolina. The parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of courts of the State of North Carolina, Mecklenburg County, or if it has or can acquire jurisdiction, the United States District Court for the Western District of North Carolina for the purpose of enforcing any arbitration award. Each of the parties hereto waives personal service to any and all process upon them, and each consents that all such service of process be made by certified mail directed to its address shown in Section 9.4. Process in any action or proceeding referred to in this Section 7.7 may be served on any party anywhere in the world. The parties each waive trial by jury and waive any objection to venue of any action or proceeding instituted hereunder.

                                   ARTICLE 8

                                   TERMINATION

      8.1 Termination. This Agreement may be terminated:

      (a) by mutual written consent of Buyer and Sellers;

      (b) by either Buyer or Sellers, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree permanently enjoining the Parties from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable;

      (c) by Buyer or Sellers, if the conditions to its obligation to effect the Closing shall not have been fulfilled or waived by April 30, 2005, and if the Party seeking termination is in material compliance with all of its obligations under this Agreement;

      (d) by either Buyer or Sellers, if the other shall have breached any of its material obligations, covenants or agreements hereunder and shall not have cured such breach, to the reasonable satisfaction of the non-breaching Party, within 10 days after notice thereof from the non-breaching Party; or

      (e) by either Buyer or Sellers, if any other condition of its obligation to effect the Closing shall have become incapable of fulfillment, notwithstanding the best efforts of the Party seeking to fulfill such condition, and such condition shall not have been waived within 10 days after notice thereof from the Party incapable of fulfilling such condition.

      8.2 Procedure and Effect of Termination or Failure to Close. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the Parties pursuant to Section 8.1, prompt written notice thereof shall be given to the other Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties. Upon termination of this Agreement pursuant to Section 8.1:

      (a) none of the Parties hereto nor any of their partners, directors, officers, managers, shareholders, members, employees, agents, or affiliates shall have any liability or further obligation to the other Parties or any of their partners, directors, officers, managers, shareholders, members, employees, agents, or affiliates pursuant to this Agreement with respect to which termination has occurred, except any Party shall nevertheless be entitled to seek any remedy to which it or they may be entitled at law or in equity for the material violation or breach by any other Party of any agreement or covenant contained in this Agreement; and

      (b) all filings, applications and other submissions relating to the transactions contemplated herein shall, to the extent practicable, be withdrawn from the agency or other person to which made.

                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

      9.1 Expenses and Prorations.

      (a) Whether or not the transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, each Party shall pay all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby.

      (b) Sellers shall pay (i) all applicable Taxes due upon transfer of the Property to Buyer and (ii) any sales or use Taxes arising out of the transactions contemplated herein.

      (c) Sellers shall be responsible for, and as of the Closing shall have paid, all real property Taxes, personal property Taxes and similar ad valorem Taxes on the Purchased Assets levied in years prior to the year in which the Closing occurs. Liability for all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (the "Apportioned Obligations") shall be apportioned between Sellers and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period. Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

      (d) Each of Buyer and Sellers agrees to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Assets as is reasonably necessary for the filing of any Tax return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment relating to the Purchased Assets. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Purchased Assets until the applicable period for assessment of Taxes under applicable law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide all record retention agreements entered into with any taxing authority. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings for any tax purposes relating to the Purchased Assets and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

      9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Sellers.

      9.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a reputable national overnight courier service or by e-mail, or when mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties in the manner provided below:

      (a) Any notice to Buyer shall be given to Buyer at the following address:

                           RMK Holdings, LLC
                           4201 Congress Street, Suite 145
                           Charlotte, NC 28209
                           Attn:  K. Wesley M. Jones
                           E-mail Address:  wes.jones@fiveoakscapital.com

                           With a copy to:

                           Mayer, Brown, Rowe & Maw LLP
                           214 North Tryon Street, Suite 3800
                           Charlotte, North Carolina  28202
                           Attn:  Jeffrey P. Cantrell
                           E-mail Address:  jcantrell@mayerbrownrowe.com

      (b) Any notice to Sellers shall be given to Sellers at the following address:

                           c/o RCG Companies Incorporated
                           6836 Morrison Boulevard, Suite 200
                           Charlotte, NC 28211
                           Attn:  Michael D. Pruitt, President
                           E-mail Address:  mdp@rcgcompanies.com

                           With a copy to:

                           Adorno & Yoss, LLP
                           350 East Las Olas Boulevard
                           Suite 1700
                           Fort Lauderdale, Florida 33301
                           Attn:  Joel D. Mayersohn
                           E-mail Address:  jmayersohn@adorno.com

Any Party may change the address to which notice is to be given by notice given in the manner set forth above.

      9.5 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party hereto shall assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Parties, except that Buyer may assign its rights hereunder to an affiliate of Buyer without consent.

      9.6 No Rights in Third Parties. Except as specifically provided in Article 7 hereof, this Agreement shall not grant any rights or remedies to any person that is not a party to this Agreement and no person is a third-party beneficiary of this Agreement.

      9.7 Governing Law. The internal laws and judicial decisions of the State of North Carolina shall govern the execution, interpretation and performance of this Agreement without regard to the conflicts of laws provisions thereof.

      9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution by original signature delivered by facsimile transmission or e-mail shall be deemed to be, and shall have the same effect as, execution by original signature.

      9.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The warranties, representations, covenants, rights and remedies of the Parties hereunder shall be construed as being cumulative. As used in this Agreement, "including" means including without limitation.

      9.10 Confidentiality. The mutual obligations of the Parties with respect to confidentiality will be governed by the Confidentiality Agreement attached hereto as Exhibit D.

      9.11 Entire Agreement. This Agreement and the other schedules and exhibits hereto (which are hereby incorporated herein by reference) embody the entire agreement and understanding of the Parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated hereby.

            [The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, the Parties have executed this ASSET PURCHASE AGREEMENT as of the date first above written.

                                 LOGISOFT CORP.


                                 By:
                                          -------------------------------------
                                          Robert E. Lamy
                                          President



                                 ESTOREFRONTS.NET CORP.


                                 By:
                                          -------------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------



                                RMK HOLDINGS, LLC


                                By:
                                         --------------------------------------
                                         K. Wesley M. Jones
                                         Manager

                                   APPENDIX I

      "Agreement" has the meaning set forth in the introductory paragraph.

      "Allocation Schedule" has the meaning set forth in Section 2.3.

      "Assignment and Assumption Agreement" has the meaning set forth in Section 2.5(b).

      "Assignment of Lease" has the meaning set forth in Section 2.5(c).

      "Assumed Contracts" has the meaning set forth in Section 1.2(b).

      "Assumed Liabilities" has the meaning set forth in Section 1.4.

      "Bill of Sale" has the meaning set forth in Section 2.5(a).

      "Benefit Plan" has the meaning set forth in Section 3.17(a).

      "Business" has the meaning set forth in the Background Statement.

      "Buyer" has the meaning set forth in the introductory paragraph.

      "Buyer Indemnified Parties" has the meaning set forth in Section 7.2.

      "Buyer's Employees" has the meaning set forth in Section 5.6.

      "Cash" has the meaning set forth in Section 1.2(j).

      "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601, et seq.

      "Closing" has the meaning set forth in Section 2.4.

      "Closing Date" has the meaning set forth in Section 2.4.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Damages" has the meaning set forth in Section 7.2.

      "Deductible" has the meaning set forth in Section 7.4.

      "Draft Closing Balance Sheet" has the meaning set forth in Section 2.2(a).

      "Environmental Laws" means any legal requirement that relates to the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances or wastes or to the protection of human health and the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking

Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations, and common law.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Amount" means an amount equal to $25,000.

      "Estimated Purchase Price" has the meaning set forth in Section 2.2(a).

      "eStorefronts" has the meaning set forth in the introductory paragraph.

      "Final Closing Balance Sheet" has the meaning set forth in Section 2.2(b).

      "Financial Statements" has the meaning set forth in Section 3.4.

      "Facilities" has the meaning set forth in Section 3.13(c).

      "GAAP" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, consistently applied.

      "Hazardous Substance" means each substance identified as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (x) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (y) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous; or (z) it is or contains, without limiting the foregoing, petroleum hydrocarbons. Sellers' use of the Purchased Assets (i) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws and (ii) does not and has not ever resulted in or involved the generation, storage, treatment, release or disposal of any Hazardous Substance.

      "Indemnified Party" and "Indemnifying Party" have the meaning set forth in
Section 7.5.

      "Intellectual Property Assets" means (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (whether registered or unregistered and whether owned or licensed, including the trade name "Logisoft" or any word or combination of words similar thereto or constituting an abbreviation or extension thereof (the "Logisoft Marks"), domain names and, in each case, any applications therefore (collectively, "Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights in both published works and unpublished works; (iv) all rights in mask works; and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Seller as licensee or licensor, and shall be deemed to include such assets owned by Seller or by the Subsidiaries.

      "Interim Financial Statements" has the meaning set forth in Section 3.4.

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      "Keltic Line of Credit" means that certain line of credit in the name of
Logisoft with Keltic Financial Partners, L.P.

      "Laws" has the meaning set forth in Section 3.3.

      "Leased Real Property" has the meaning set forth in Section 1.2(d).

      "Letters of Credit" has the meaning set forth in Section 5.9.

      "Liens" has the meaning set forth in Section 3.3.

      "Logisoft" has the meaning set forth in the introductory paragraph.

      "Net Book Value" means the book value of the assets of the Company less the book value of the liabilities of the Company as shown on the Company's Draft Closing Balance Sheet or Final Closing Balance Sheet, as applicable.

      "Noncompetition Agreement" has the meaning set forth in Section 2.5(d).

      "Objection Notice" has the meaning set forth in Section 2.3.

      "Parent" shall mean RCG Companies Incorporated, a Delaware corporation, and the parent corporation of Logisoft.

      "Party" and "Parties" have the meaning set forth in the introductory paragraph.

      "Permits" has the meaning set forth in Section 1.2(h).

      "Permitted Liens" has the meaning set forth in Section 3.6.

      "Post-Closing Tax Period" means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period after and excluding the Closing Date.

      "Pre-Closing Tax Period" means (i) any Tax period ending on or before the close of business on the Closing Date and (ii) in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

      "Person" means an individual, firm, partnership, limited liability company, association, unincorporated organization, trust, corporation, or any other entity.

      "Purchase Price" has the meaning set forth in Section 2.1.

      "Purchase Price Objection Notice" has the meaning set forth in Section 2.2(c).

      "Purchased Assets" has the meaning set forth in Section 1.1.

      "Retained Assets" has the meaning set forth in Section 1.3.

      "Retained Liabilities" has the meaning set forth in Section 1.4.

      "Sellers" has the meaning set forth in the introductory paragraph.

      "Seller Allocation Schedule" has the meaning set forth in Section 2.3.

      "Seller Indemnified Parties" has the meaning set forth in Section 7.3.

      "Subsidiaries" means Wordstalker LLC, a New York limited liability company, and Premier Shoe Group, LLC, a New York limited liability company.

      "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including income, gross receipts, excise, property, estate, sales, use, stamp, value added, transfer, license, payroll, franchise, ad valorem, withholding, social security and unemployment taxes; and such term shall include any interest, penalties and additions to such taxes, charges, fees, levies or other assessments.

      "Tax Department" has the meaning set forth in Section 2.2(e).